Exhibit 99.1

STREAMLINE HEALTH SOLUTIONS, INC.
News Release of Streamline Health Solutions, Inc. Dated August 26, 2008
News Release
Visit our web site at: www.streamlinehealth.net

COMPANY CONTACT:	INVESTOR CONTACT:
Paul W. Bridge, Jr.	Lytham Partners, LLC
Chief Financial Officer	Joe Diaz, Joe Dorame, Robert Blum
(513) 794-7100	(602) 889-9700
FOR IMMEDIATE RELEASE
STREAMLINE HEALTH SOLUTIONS, INC. REPORTS
SECOND QUARTER FISCAL 2008 RESULTS
Cincinnati, Ohio, August 26, 2008 — Streamline Health Solutions, Inc. (Nasdaq CM: STRM), a leading provider of integrated document workflow and management solutions, today announced its financial results for the second quarter and first six months of fiscal year 2008 ended July 31, 2008.
Highlights for the quarter included:
•	Revenues increased 51% versus comparable quarter in fiscal 2007;

•	4 new clients announced during the quarter;

•	First international client signed;

•	First public health department client signed;

•	Two new workflow solutions – Financial Screening and Cash Management completed;

•	Backlog increases 16% to $17.7 million from $15.3 million in Q1 2008.
For the second quarter revenues increased by 51% to $4.8 million compared with $3.2 million reported in the comparable quarter last year. The Company reduced its net loss to $0.4 million, or ($0.05) per basic and diluted share in the second quarter, compared with a net loss of $1.1 million, or ($0.12) per basic and diluted share in the second quarter of fiscal 2007.

During the second quarter Streamline Health announced four significant new contracts with combined future revenues in excess of $5 million. Three of these new clients, Catholic Healthcare West, Marion General Hospital and the Columbus Public Health Vital Statistics Office are application-hosting services agreements that are expected to start contributing monthly revenues late in fiscal year 2008 or early in fiscal 2009. The fourth new client is the Company’s first international installation in Canada through its partner Emergis Inc., a TELUS company, at the McGill University Health Center and the Centre hospitalier de l’Université de Montréal. Backlog at the end of the quarter totaled $17.7 million compared to $15.3 million at April 30, 2008; a 16% increase. The related products and services included in the backlog are expected to be delivered over the next 12 to 36 months.
For the six-month period revenues increased by 21% to $8.4 million compared with $7.0 million reported in the comparable six months of last year. The Company reduced its net loss for the first six months to $1.2 million, or ($0.13) per basic and diluted common share, compared with a net loss of $1.5 million, or ($0.16) per basic and diluted common share in the first six months of last year.
Brian Patsy, president and chief executive officer of Streamline Health, commented, “We are pleased with the results of the quarter. The strong revenue increases coupled with the significant improvement in our bottom-line results are in line with management’s expectations. The addition of four new clients, two through our partners and two direct by our sales force, indicate we are achieving significant traction with our sales and marketing initiatives so far this year. In addition, we are beginning to develop the type of distribution channel that will drive consistent sales growth in the coming months and years. In that regard, as we previously announced, Scott Boyden joined Streamline Health in late June as Senior Vice President of Sales and Marketing with the responsibility of managing and directing all of our sales and marketing activities. We believe that under his leadership our distribution partners, as well as our in-house sales team, will become even more effective in penetrating the large and growing markets that our solutions can address.”
“We made significant progress,” Mr. Patsy continued, “on advancing two important strategic goals during the quarter: 1) to expand our operations internationally, and 2) to expand our market reach outside provider organizations to the public health sector that have a need to manage and process documents that are fragmented across multiple locations. Our contract with McGill University Health Center and the Centre hospitalier de l’Université de Montréal, through our distribution partner, Emergis, opens the door for future business in Canada, Europe, and Asia for our multi-language document workflow solutions. Likewise, our contract with the Columbus (Ohio) Public Health Vital Statistics Office represents the first order in a large market segment that includes virtually all state, local and municipal governments throughout the U.S. We believe there are great opportunities ahead in both of these large markets.”
Mr. Patsy concluded, “We continue to invest in our new architecture platform to enhance the capabilities of our solutions, provide multi-language support and significantly reduce time-to-market for new workflow solutions. During the quarter we completed the first two of a series of new workflow solutions – Financial Screening and Cash Management

Workflows. We continue to develop and upgrade the multi-language, version of our flagship product ‘accessANYwareTM’ to provide greater functionality. We anticipate the delivery of additional workflows in the second half of the year. We are dedicated to maintaining a strong research and development effort as we expect to expand our product offerings to address the needs of other market segments, both domestically and internationally. We believe this new architecture will set the stage for improved operating and financial performance going forward.”
Conference Call Information
In conjunction with Streamline Health’s Second Quarter Fiscal 2008 earnings release, you are invited to listen to its conference call which will be held at 4:30 p.m. eastern time, on Tuesday August 26, 2008. The call will feature remarks from J. Brian Patsy, Chief Executive Officer, and Paul W. Bridge, Jr., Chief Financial Officer.
To access the call, dial 800.561.2601 approximately five minutes prior to the start of the call. To access the call via the webcast, go to www.streamlinehealth.net before the call is scheduled to begin. The webcast will also be available on our web site for 30 days.
About Streamline Health Solutions, Inc.
Streamline Health is a leading supplier of workflow and document management tools, applications and services that assist strategic business partners and healthcare organizations to improve operational efficiencies through business process optimization. The Company provides integrated tools and technologies for automating document-intensive environments, including document workflow, document management, e-forms, portal connectivity, optical character recognition (OCR) and interoperability.
The Company’s workflow-based services offer solutions to inefficient and labor-intensive healthcare business processes throughout the revenue cycle, such as chart coding, abstracting and completion, remote physician order processing, pre-admission registration scanning and signature capture, insurance verification, secondary billing services, explanation of benefits processing and release of information processing. The Company’s solutions also address the document workflow needs of the Human Resource and Supply Chain Management processes of the healthcare enterprise. All solutions are available for purchase or through a remote hosting services model that better matches customers’ capital or operating budget needs.
Streamline Health’s solutions create a permanent document-based repository of historical health information that is complementary and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. These integrated solutions allow providers and administrators to link existing systems with documents, which can dramatically improve the availability of patient information while decreasing direct costs associated with document retrieval, work-in-process, chart processing, document retention, and archiving.

For additional information, please visit our website at http://www.streamlinehealth.net.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995
Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The forward-looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the Company products, the ability of the Company to control costs, availability of products produced from third party vendors, the healthcare regulatory environment, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
FINANCIAL TABLES TO FOLLOW

STREAMLINE HEALTH SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues:
Systems sales	$1,285,528	$101,215	$1,595,019	$864,339
Services, maintenance and support	2,644,140	2,195,530	5,046,906	4,325,019
Application-hosting services	906,933	906,470	1,798,426	1,793,257

Total revenues	4,836,601	3,203,215	8,440,351	6,982,615

Operating expenses:
Cost of systems sales	921,174	580,315	1,672,145	1,363,622
Cost of services, maintenance and support	1,139,443	1,043,600	2,198,591	1,987,188
Cost of application-hosting services	309,048	279,730	597,239	555,159
Selling, general and administrative	1,883,071	1,404,337	3,482,494	2,821,671
Product research and development	1,011,114	949,446	1,730,369	1,755,901

Total operating expenses	5,263,850	4,257,428	9,680,838	8,483,541

Operating (loss)	(427,249)	(1,054,213)	(1,240,487)	(1,500,926)
Other income (expense):
Interest income	2,205	3,142	7,759	17,232
Interest expense	(447)	(8,687)	(885)	(19,376)
Loss on disposal of fixed assets	—	(11,546)	—	(11,546)

(Loss) before taxes	(425,491)	(1,071,304)	(1,233,613)	(1,514,616)
Income taxes	(3,500)	—	(10,000)	—

Net (loss)	$(428,991)	$(1,071,304)	$(1,243,613)	$(1,514,616)

Basic net (loss) per common share	$(0.05)	$(0.12)	$(0.13)	$(0.16)

Diluted net (loss) per common share	$(0.05)	$(0.12)	$(0.13)	$(0.16)

Number of shares used in per common
Share computation — basic	9,275,335	9,225,212	9,267,910	9,218,482

Number of shares used in per common
Share computation — diluted	9,275,335	9,225,212	9,267,910	9,218,482

STREAMLINE HEALTH SOLUTIONS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	July 31,	January 31,
	2008	2007	2008
Assets
Current assets:
Cash	$372,692	$509,118	$2,189,010
Accounts receivable	1,871,787	1,609,914	2,932,852
Contract receivables	1,505,094	1,160,377	1,833,842
Allowance for doubtful accounts	(100,000)	(200,000)	(100,000)
Other, including deferred federal tax asset	1,681,556	1,499,969	1,171,050

Total current assets	5,331,129	4,579,378	8,026,754

Property and equipment:
Computer equipment	2,568,820	2,087,047	2,235,104
Computer software	1,197,147	993,856	1,086,691
Office furniture, fixtures and equipment	736,441	739,393	731,346
Leasehold improvements	574,257	577,737	574,257

	5,076,665	4,398,033	4,627,398
Accumulated depreciation and amortization	(3,509,923)	(2,937,798)	(3,153,675)

	1,566,742	1,460,235	1,473,723
Contract receivables	—	554,888	—
Capitalized software development costs, net of accumulated amortization of $7,681,902, $5,879,901 and $6,643,235 respectively	5,251,027	3,990,024	4,878,694
Other, primarily deferred federal tax asset	1,744,776	1,333,180	1,720,114

	$13,893,674	$11,917,705	$16,099,285

Liabilities, convertible redeemable preferred stock and stockholders’ equity

Current liabilities:
Accounts payable	$1,137,717	$751,910	$1,518,682
Accrued compensation	439,477	460,636	536,599
Accrued other expenses	469,289	464,304	521,210
Deferred revenues	4,654,930	2,756,540	5,183,333

Total current liabilities	6,701,413	4,433,390	7,759,824

Non-current portion of lease incentive	97,683	184,504	146,525

Stockholders’ equity:
Convertible redeemable preferred stock, $0.01 par value per share, 5,000,000 shares authorized	—	—	—
Common stock, $0.01 par value per share, 25,000,000 shares authorized, 9,302,782 shares, 9,245,320 shares and 9,260,320 shares issued, respectively	93,028	92,453	92,603
Capital in excess of par value	35,687,051	35,428,301	35,542,222
Accumulated (deficit)	(28,685,501)	(28,220,943)	(27,441,889)

Total stockholders’ equity	7,094,578	7,299,811	8,192,936

	$13,893,674	$11,917,705	$16,099,285

STREAMLINE HEALTH SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Six Months
	2008	2007
Operating activities:
Net (loss)	$(1,243,613)	$(1,514,616)
Adjustments to reconcile net (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	1,394,915	1,113,719
Share-based compensation expense	80,811	55,571
Loss on disposal of property and equipment	—	11,546
Cash provided by (used for) assets and liabilities:
Accounts and contract receivables	1,389,813	1,068,455
Other assets	(510,506)	(329,539)
Accounts payable and accrued expenses	(530,007)	111,233
Deferred revenues	(528,403)	(937,128)

Net cash provided by (used for) operating activities	53,010	(420,759)

Investing activities:
Purchases of property and equipment	(449,267)	(383,672)
Proceeds from the disposal of property and equipment	—	138,775
Capitalization of software development costs	(1,411,000)	(999,996)
Other	(73,504)	(81,624)

Net cash (used for) investing activities	(1,933,771)	(1,326,517)

Financing activities:
Payment of long-term debt	—	(1,000,000)
Payment of capitalized leases	—	(147,051)
Exercise of stock options and stock purchase plan	64,443	86,831

Net cash provided by (used for) financing activities	64,443	(1,060,220)

Decrease in cash	(1,816,318)	(2,807,496)
Cash at beginning of year	2,189,010	3,316,614

Cash at end of period	$372,692	$509,118

Supplemental cash flow disclosures:
Interest paid	$885	$20,987

Income taxes paid	$8,740	$6,775

At July 31, 2008, Streamline Health has master agreements, purchase orders or royalty reports from remarketing partners for systems and related services which have not been delivered, installed and accepted which, if fully performed, will generate future revenues of $17,691,138, compared with $15,315,390 at the end of the first quarter as follows:

	July 31, 2008	April 30, 2008
Streamline Health Software Licenses	$1,980,874	$1,988,165

Custom Software	348,584	335,250
Hardware and Third Party Software	1,227,122	1,408,891

Professional Services	5,295,629	5,189,164
Application Hosting Services	4,604,815	2,355,997
Recurring Maintenance	4,234,115	4,037,923

TOTAL	$17,691,139	$15,315,390